As filed with the Securities and Exchange Commission on June 2, 1995
                                              REGISTRATION NO.

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                           ----------------------

                                 FORM S-8
                          REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933
                             ----------------
                         ORION CAPITAL CORPORATION
           (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                Delaware                            95-6069054
         (State or other jurisdiction of           (I.R.S. Employer
           incorporation or organization)           Identification Number)

           600 Fifth Avenue, New York, New York     10020-2302
         (Address of Principal Executive Offices)    (Zip Code)


                          Orion Capital Corporation
              1994 Stock Option Plan for Non-Employee Directors
                           (Full Title of Plan)

                          Michael P. Maloney
               Vice President, General Counsel and Secretary
                         Orion Capital Corporation
                             600 Fifth Avenue
                       New York, New York 10020-2302
                 (Name and Address of Agent for Service)
                            (212) 332-8080
        (Telephone Number, Including Area Code, of Agent for Service)
                   -----------------------------------------

                                 COPY TO:

                             John J. McCann, Esq.
                           Donovan Leisure & Irvine
                             30 Rockefeller Plaza
                        New York, New York 10112-0156
                               (212) 632-3000
                      ---------------------------------

                       CALCULATION OF REGISTRATION FEE

                                      Proposed     Proposed
                                      Maximum      Maximum
                      Amount          Offering     Aggregate    Amount of
Title of Securities   to be           Price Per    Offering     Registration
be Registered         Registered(1)   Share(2)     Price        Fee
- ------------------------------------------------------------------------------
Common Stock, $1.00    100,000        $38.50       $3,850,000   $1,328
par value per Share
- ------------------------------------------------------------------------------

(1) The 100,000 shares of Common Stock being registered hereby will be issuable from time to time by Orion Capital Corporation (the "Company") to individuals exercising options under the Company's 1994 Stock Option Plan for Non-Employee Directors. In addition to the 100,000 shares of Common stock indicated above, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate number of shares of Common Stock which may be issuable as a result of anti-dilution adjustments made under the 1994 Stock Option Plan for Non-Employee Directors and pursuant to the Company's stockholder rights plan.

(2) The maximum offering price per share used to calculate the registration fee with respect to the 100,000 shares of Common Stock issuable under the 1994 Stock Option Plan for Non-Employee Directors was estimated pursuant to Rule 457(h) under the Securities Act using the average of the high and low prices per share of the Common Stock reported on the New York Stock Exchange on June 1, 1995.

                                  PART I

             INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
             -----------------------------------------------------

     Pursuant to Rule 428(b)(1) under the Securities Act, the documents containing the information specified in Part I of Form S-8 will be sent or given to each participant in the Orion Capital Corporation 1994 Stock Option Plan for Non-Employee Directors (the "Plan"). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute the Section 10(a) Prospectus.

                                  PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
              ---------------------------------------------------

Item 3.    Incorporation of Documents by Reference
           ----------------------------------------

     The documents listed below are incorporated by reference herein, and all documents subsequently filed by Orion Capital Corporation ("Registrant") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     (a) Registrant's Annual Report on Form 10-K for the year ended December 31, 1994.

     (b) Registrant's quarterly report on Form 10-Q for the quarter ended March 31, 1995.

     (c) The description of Registrant's Common Stock and its preferred stock purchase rights associated with the Common Stock, contained in its registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purposes of updating those descriptions.

     The consolidated financial statements and schedules of the Registrant included in the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference.



Item 6.    Indemnification of Directors and Officers
           ------------------------------------------

     Article IX of Registrant's By-Laws requires indemnification of Registrant's directors and officers to the full extent permitted by the Delaware General Corporation Law (the "Law") and provides for the advancement of defense expenses provided the director or officer agrees to repay the advance if it is ultimately determined that he is not entitled to indemnification. Article IX also provides that the indemnification provided by the By-Laws is not exclusive. Section 145(a) of the Law provides in general that a corporation may indemnify anyone who is or may be a party to a legal proceeding by reason of his service as a director or officer against expenses, adjustments, fines and settlement payments actually and reasonably incurred if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, as to any criminal proceeding,had no reasonable cause to believe his conduct was unlawful. Section 145(b) of the Law provides similarly where the proceeding is by or in the right of the corporation to procure a judgement in its favor.
Section 145(g) of the Law allows a corporation to maintain insurance on behalf of any officer or director against any liability incurred by him in such capacity, whether or not the corporation would have the power to indemnify him against such liability under the Law. Registrant maintains such directors and officers liability insurance coverage.

     Each of Registrant's directors has entered into an indemnity agreement with Registrant which (i) confirms the indemnity set forth in the By-laws and gives assurances that such indemnity will continue to be provided despite any By-law changes and (ii) provides, subject to certain conditions, that the director shall be indemnified to the fullest possible extent permitted by law against all expenses, judgements, fines and settlement amounts incurred or paid by him in any proceeding.

     As permitted by Section 102(b)(7) of the Law, Article VII of Registrant's Certificate of Incorporation eliminates personal liability of any director to Registrant and its stockholders for breach of the director's fiduciary duty of care, except where the director has breached his duty of loyalty, acted in bad faith, engaged in intentional or knowing misconduct, negligently or willfully declared an improper dividend or effected an unlawful stock repurchase or redemption, or obtained an improper personal benefit.

Item 8.    Exhibits
           --------

    4.0 Orion Capital Corporation 1994 Stock Option Plan for Non-Employee Directors

    5.0   Opinion of Donovan Leisure Newton & Irvine

    15.0  Letter in Lieu of Consent of Deloitte & Touche LLP

    23.1  Consents of Deloitte & Touche LLP

    23.2  Consent of Donovan Leisure Newton & Irvine (incorporated in
          Exhibit 5)

    24.0  Power of Attorney of Signatories

Item 9.    Undertakings
           -------------

   (a)    The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(ii) do not apply
         --------  -------
if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
                                    4

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                             SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 2nd day of June, 1995.

                                         ORION CAPITAL CORPORATION

                                          By: /s/ Alan R. Gruber
                                              -----------------------
                                               Alan R. Gruber
                                               Chairman and
                                               Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date or dates indicated:




Signature                    Title                       Date
- ---------                    -----                       ----

/s/ Alan R. Gruber
- ------------------
Alan R. Gruber           Chairman and Chief           June 2, 1995
                         Executive Officer
                         (Principal Executive
                         and Financial Officer)
                         and Director


      *
- -----------------
Daniel L. Barry          Vice President and           June 2, 1995
                         Controller (Principal
                         Accounting Officer)



      *
- -----------------
John C. Colman            Director                    June 2, 1995


      *
- ------------------         Director                   June 2, 1995
Larry D. Hollen


      *
- ------------------
Robert H. Jeffrey          Director                   June 2, 1995


      *
- -----------------
Warren R. Lyons            Director                   June 2, 1995


      *
- -----------------
Ronald W. Moore            Director                   June 2, 1995

      *
- -----------------
Robert B. Sanborn          Director                    June 2, 1995


      *
- ---------------
William J. Shepherd        Director                     June 2, 1995


       *
- ------------------
John R. Thorne             Director                     June 2, 1995


      *
- ------------------
Roger B. Ware              Director                     June 2, 1995





*Pursuant to Power of Attorney:

By: Michael P. Maloney
    ------------------
Name: Michael P. Maloney
Title: Vice President, General Counsel
       and Secretary
       Attorney-in-Fact

June 2, 1995